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                                                                      EXHIBIT 21

                       SUBSIDIARIES OF WMS INDUSTRIES INC.

Jurisdiction of
Subsidiary                                            Incorporation
---------------                                       -------------

WMS Games Inc.                                        Delaware
WMS Gaming Inc.                                       Delaware
WMS Gaming (Nevada) Inc.                              Nevada
WMS Gaming (Canada) Ltd.                              New Brunswick, Canada
Fun House Games Inc.                                  Delaware
Lenc-Smith Inc.                                       Delaware
Williams Electronics Games Inc.                       Delaware
WMS Finance Inc.                                      Delaware
WMS Gaming International, S.L.                        Spain
WMS Gaming Australia PTY Ltd.                         Australia
WMS Gaming Sales Inc.                                 Barbados